Exhibit 5.1

DENTONS US LLP

2000 McKinney Avenue, Suite 1900

Dallas, Texas 75201

September 22, 2015

American Campus Communities, Inc.

American Campus Communities Operating Partnership LP

12700 Hill County Blvd., Suite T-200

Austin, Texas 78738

Ladies and Gentlemen:

We are acting as securities counsel to American Campus Communities Operating Partnership LP, a Maryland limited partnership (the “Operating Partnership”), and American Campus Communities, Inc., a Maryland corporation (the “Company”), in connection with the with the registration of $400,000,000 aggregate principal amount of the Operating Partnership’s 3.350% Notes due 2020 (the “Notes”) under the Securities Act of 1933, as amended, under the Registration Statement (the “Registration Statement”), which was filed by the Company and the Operating Partnership with the Securities and Exchange Commission (the “Commission”) on May 21, 2015, which Notes are fully and unconditionally guaranteed by the Company pursuant to a Guarantee, dated April 2, 2013 (the “Guarantee” and, together with the Notes, the “Debt Securities”).

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken in connection with the authorization and issuance of the Debt Securities, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable in connection with this opinion, including (a) the Articles of Incorporation of the Company and the Bylaws of the Company, each as amended to date, (b) the Certificate of Limited Partnership and the Amended and Restated Partnership Agreement of the Operating Partnership, as amended, (c) the Articles of Organization and the Operating Agreement of American Campus Communities Holdings LLC, a Maryland limited liability company and the general partner of the Operating Partnership (“Holdings”), (d) the Registration Statement, (e) the Indenture, dated as of April 2, 2013, among the Operating Partnership, as issuer, the Company, as guarantor, and U.S. Bank National Association, as trustee, as supplemented by the First Supplemental Indenture, dated as of April 2, 2013, and (f) the Guarantee. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such copies and the authenticity of telegraphic or telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telegraphic or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or representatives or officers thereof.

We are admitted to the bar in the States of Texas, and we do not express any opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America, the General Corporation Law of the State of Maryland, the Maryland Revised Uniform Limited Partnership Act, the Maryland Limited Liability Company Act, the Business Corporation Law of the State of New York, the statutory provisions of Maryland and New York law, applicable provisions of the Maryland and New York Constitutions and reported judicial decisions interpreting those laws, and we express no opinion as to the effect of any other laws on the opinions stated herein.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. The Company has been duly formed and is validly existing as a corporation in good standing under the laws of the State of Maryland. The Operating Partnership has been duly formed and is validly existing as a limited partnership in good standing under the laws of the State of Maryland. Holdings has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Maryland.

2. The Operating Partnership has the limited partnership power to create the obligation evidenced by the Notes. The Company has the corporate power to create the obligation evidenced by the Guarantee.

3. The Notes have been duly authorized by the Company, as the sole member of Holdings, as the general partner of the Operating Partnership, and constitute legally valid and binding obligations of the Operating Partnership, enforceable against the Operating Partnership in accordance with their terms.

4. The Guarantee has been duly authorized by the Company and constitutes legally valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

We consent to the filing of this opinion as an exhibit to the Form 8-K, filed with the Commission on or around September 22, 2015. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities or the rules and regulations of the Commission. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ Dentons US LLP

DENTONS US LLP